Exhibit 16.1

August 11, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for DCT Industrial Trust Inc. and, under the date of February 29, 2008, we reported on the consolidated financial statements of DCT Industrial Trust Inc. as of and for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007. On August 8, 2008, we were dismissed. We have read DCT Industrial Trust Inc.’s statements included under Item 4.01 of its Form 8-K dated August 8, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with DCT Industrial Trust Inc.’s statement that Ernst & Young LLP was not consulted regarding the application of accounting principles to any completed or proposed transaction or the type of audit opinion that might be rendered on DCT Industrial Trust Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP